EXHIBIT 99.1

3D Systems Appoints Thomas Erickson to Board of Directors

- Erickson joins 3D Systems as independent director

- Brings decades of executive and board-level leadership experience

ROCK HILL, S.C., Nov. 19, 2015 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today that its Board of Directors has appointed Thomas W. Erickson as an independent director of the company.

Erickson has served as Chairman and Interim Chief Executive Officer of Western Dental Services, Inc., a national dental services provider; Chairman of the Board of Inmar, Inc., a reverse logistics and revenue recovery company; a Senior Advisor to New Mountain Capital, LLC, a private equity firm; Chairman and Interim President of National Medical Health Card Systems, Inc., a pharmacy benefits manager; Chairman of the Board of PathWays, Inc., an operator of post-acute care facilities; Chairman of the Board of TransHealthcare, Inc., a health care services company; Chairman and Interim Chief Executive Officer of LifeCare Holdings, Inc., an operator of long-term acute care hospitals; Interim President and Chief Executive Officer of Luminex Corporation; and Interim President and Chief Executive Officer of Omega Healthcare Investors, Inc., a healthcare focused real estate investment trust. Mr. Erickson was also co-founder, President and Chief Executive Officer of CareSelect Group, Inc., a physician practice management company.

Mr. Erickson is currently a Director of American Renal Associates, Luminex Corporation and Syncreon Group Holdings Limited.

"We are pleased to have someone of Thomas' caliber join our board of directors," said Wally Loewenbaum, 3D Systems' Chairman. "He brings decades of experience in the c-suites and the board rooms of fast moving businesses and will be a valuable addition as 3D Systems moves decisively into the next era."

"Thomas brings a wealth of relevant leadership and management insight to our board," said Andy Johnson, Interim-President & CEO and Chief Legal Officer, 3D Systems. "On behalf of the Executive Management Committee, we are delighted that he has joined our company as an independent director."

About 3D Systems

3D Systems provides the most advanced and comprehensive 3D digital design and fabrication solutions available today, including 3D printers, print materials and cloud-sourced custom parts. Its powerful ecosystem transforms entire industries by empowering professionals and consumers everywhere to bring their ideas to life using its vast material selection, including plastics, metals, ceramics and edibles. 3D Systems' leading personalized medicine capabilities include end-to-end simulation, training and planning, and printing of surgical instruments and devices for personalized surgery and patient specific medical and dental devices. Its democratized 3D digital design, fabrication and inspection products provide seamless interoperability and incorporate the latest immersive computing technologies. 3D Systems' products and services disrupt traditional methods, deliver improved results and empower its customers to manufacture the future now.

More information on the company is available at www.3dsystems.com

CONTACT: Investor Contact: Stacey Witten
         Email: investor.relations@3dsystems.com

         Media Contact: Timothy Miller
         Email: Press@3dsystems.com